   FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Appoints
 Cindy J. Joiner and Thomas D. Longenecker to Board of Directors

SHIPPENSBURG, PA (January 6, 2016) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced the appointment of Cindy J. Joiner and Thomas D. Longenecker to the Board of Directors of the Company.  Ms. Joiner and Mr. Longenecker will also serve as directors of the Bank.

Ms. Joiner is the Chief Financial Officer for The Bowman Group, LLC of Williamsport MD, which includes Bowman Development, D.M. Bowman Trucking, and Bowman Hospitality, which operates Bulls and Bears Restaurant, Homewood Suites by Hilton, Holiday Inn Express and the Ramada Plaza, all in Hagerstown, Maryland. Ms. Joiner joined the Bowman Group in 1987 and is a Certified Public Accountant and graduate of James Madison University (BSBA).

Mr. Longenecker is the Chief Operating Officer of Commonwealth Connections Academy, a tuition free, grades K-12, fully accredited online public school, with teaching centers throughout the Commonwealth of Pennsylvania.  Mr. Longenecker also serves as an adjunct professor at Shippensburg University and Wilkes University.  Prior to joining Commonwealth Connections, Mr. Longenecker was the finance director at the Carlisle Area School District. Mr. Longenecker is a graduate of Shippensburg University (BSBA) and Wilkes University (MSEd).

Joel R. Zullinger, Chairman of the Board of the Company and Bank, commented, “I am pleased to welcome Cindy and Tom to our boards.  Their unique skill sets, experience, and business acumen will greatly benefit the organization. Both possess financial expertise and strong management backgrounds. Cindy’s experience in real estate management, acquisitions, and operations, and Tom’s background in the integration of technology with traditional business models, will be invaluable.”

Thomas R. Quinn, Jr., President & CEO, added, “As Orrstown Bank seeks to take advantage of opportunities in our current markets  and expand into new markets, the guidance of Cindy and Tom as members of the Bank and Company boards will  further support our strategic initiatives.”

With the addition of Ms. Joiner and Mr. Longenecker, there are currently twelve members on each Board of Directors of the Company and the Bank.

About the Company
With $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.  For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.